Exhibit 99.2

JANUS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Janus’s management believes is relevant to an assessment and understanding of consolidated results of operations and financial condition. You should read the following discussion and analysis of Janus’ financial condition and results of operations in conjunction with the consolidated financial statements and notes thereto contained in Exhibit 99.1 Form 8-K.

Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for Janus’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Janus’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Factors that could cause or contribute to such differences include, but are not limited to, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this proxy statement. We assume no obligation to update any of these forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this Janus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Midco,” “Janus,” “we,” “us,” “our,” and other similar terms refer to Midco and its subsidiaries prior to the Business Combination and to Janus Parent Inc. (Parent) and its consolidated subsidiaries after giving effect to the Business Combination.

Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

Introduction

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is a supplement to the accompanying consolidated financial statements and provides additional information on our business, recent developments, financial condition, liquidity and capital resources, cash flows and results of operations. MD&A is organized as follows:

•

Business Overview: This section provides a general description of our business, and a discussion of management’s general outlook regarding market demand, our competitive position and product innovation, as well as recent developments we believe are important to understanding our results of operations and financial condition or in understanding anticipated future trends.

•	Basis of Presentation: This section provides a discussion of the basis on which our consolidated financial statements were prepared.

•	Results of Operations: This section provides an analysis of our results of operations for the periods ended March 27, 2021 and March 28, 2020.

•

Liquidity and Capital Resources: This section provides a discussion of our financial condition and an analysis of our cash flows for the periods ended March 27, 2021 and March 28, 2020. This section also provides a discussion of our contractual obligations, other purchase commitments and customer credit risk that existed at March 27, 2021, as well as a discussion of our ability to fund our future commitments and ongoing operating activities through internal and external sources of capital.

•

Critical Accounting Policies and Estimates: This section identifies and summarizes those accounting policies that significantly impact our reported results of operations and financial condition and require significant judgment or estimates on the part of management in their application.

Business Overview

Janus is a leading global manufacturer and supplier of turn-key self-storage, commercial and industrial building solutions including: roll up and swing doors, hallway systems, relocatable storage units, and facility and door automation technologies with manufacturing operations in Georgia, Texas, Arizona, Indiana, North Carolina, United Kingdom, Australia, and Singapore. The self-storage industry is comprised of institutional and non-institutional facilities. Institutional facilities typically include multi-story, climate controlled facilities located in prime locations owned and/or managed by large REITs or returns-driven operators of scale and are primarily located in the top 50 U.S. MSAs, whereas the vast majority of non-institutional facilities are single-story, non-climate controlled facilities located outside of city centers owned and/or managed by smaller private operators that are mostly located outside of the top 50 U.S. MSAs. Janus is highly integrated with customers at every phase of a project, including facility planning/design, construction, access control and restore, rebuild, replace (R3) of damaged or end-of-life products.

Our business is operated through two geographic regions that comprise our two reportable segments: Janus North America and Janus International. The Janus International segment is comprised of Janus International Europe Holdings Ltd. (UK), whose production and sales are largely in Europe and Australia. The Janus North America segment is comprised of all the other entities including Janus International Group, LLC (“Janus Core”), BETCO, NOKE, ASTA, Janus Door and Steel Door Depot.com.

Furthermore, our business is comprised of three primary sales channels: New Construction-Self-storage, R3-Self-storage, and Commercial and Other. The Commercial and Other category is primarily comprised of roll-up sheet and rolling steel door sales into the commercial marketplace.

New construction consists of engineering and project management work pertaining to the design, building, and logistics of a greenfield new self-storage facility tailored to customer specifications while being compliant with ADA regulations. Any Nokē Smart Entry System revenue associated with a new construction project also rolls up into this sales channel.

The concept of Janus R3 is to replace storage unit doors, optimizing unit mix and idle land, and adding a more robust security solution to enable customers to (1) charge higher rental rates and (2) compete with modern self-storage facilities and large operators. In addition, the R3 sales channel also includes new self-storage capacity being brought online through conversions and expansions. R3 transforms facilities through door replacement, facility upgrades, Nokē Smart Entry Systems, and relocatable storage MASS (Moveable Additional Storage Structure).

Commercial light duty steel roll-up doors are designed for applications that require less frequent and less demanding operations. Janus offers heavy duty commercial grade steel doors (minimized dead-load, or constant weight of the curtain itself) perfect for warehouses, commercial buildings, and terminals, designed with a higher gauge and deeper guides, which combats the heavy scale of use with superior strength and durability. Janus also offers rolling steel doors known for minimal maintenance and easy installation with but not limited to the following options, commercial slat doors, heavy duty service doors, fire doors, fire rated counter shutters, insulated service doors, counter shutters and grilles.

Executive Overview

Janus’ financials reflect the result of the execution of our operational and corporate strategy to penetrate the fast-growing commercial storage market, as well as capitalizing on the aging self-storage facilities, while continuing to diversify our products and solutions. We believe Janus is a bespoke provider of not only products, but solutions that generate a favorable financial outcome for our clients.

During the last two years, we have acquired Steel Storage Asia and Australia, PTI Australasia Pty Ltd., and G&M Stor-More Pty Ltd. to expand geographically. Our M&A activity has collectively enhanced our growth trajectory, technology and global footprint, while providing us access to highly attractive adjacent categories.

Total revenue was $152.8 million for the period ended March 27, 2021, representing an increase of 10.9% from $137.8 million for the period ended March 28, 2020.

Revenues increased in the first quarter of 2021 as compared to the first quarter of 2020, largely due to improved weather and market conditions. The same trends were present in both the Janus North America segment as well as the Janus International segment, indicative of a worldwide continued recovery from the COVID-19 pandemic.

Adjusted EBITDA was $32.6 million for the period ended March 27, 2021, representing a 14.8% increase from $28.4 million for the period ended March 28, 2020.

Information regarding use of Adjusted EBITDA, a non-GAAP measure, and a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, is included in “Non-GAAP Financial Measures.”

On February 5, 2021, Janus completed a repricing of its First Lien and First Lien B2 Term Loans in order to take advantage of currently available lower interest rates. The repricing allowed the Company to combine the two First Lien Term Loans into one Term Loan. (See “Liquidity and Capital Resources” section).

Business Segment Information

Our business is operated through two geographic regions that comprise our two reportable segments: Janus North America and Janus International.

Janus North America is comprised of six operating segments including Janus Core, Janus Door, Steel Door Depot, ASTA, NOKE, and BETCO. Janus North America produces and provides various fabricated components such as commercial and self-storage doors, walls, hallway systems, building components used primarily by owners or builders of self-storage facilities and also offer installation services along with the products. Janus North America represented 91.8%, and 91.1% of Janus’ revenue for the period ended March 27, 2021 and period ended March 28, 2020, respectively.

Janus International is comprised of solely of one operating segment, Janus International Europe Holdings Ltd (UK). The Janus International segment produces and provides similar products and services as Janus North America but largely in Europe as well as Australia. Janus International represented 8.2% and 8.9% of Janus’ revenue for the period ended March 27, 2021 and the period ended March 28, 2020, respectively.

Acquisitions

Our highly accretive M&A strategy focuses on (i) portfolio diversification into attractive and logical adjacencies, (ii) geographic expansion, and (iii) technological innovation.

Inorganic growth, through acquisitions, serves to increase Janus’ strategic growth. Since 2020, Janus has completed three acquisitions which attributed a combined $9.5 million inorganic revenue increase from December 29, 2019 through March 27, 2021. Refer to the “Risk Factors” section for further information on the risks associated with integration of these acquisitions. Janus acquired the following four companies to fuel the inorganic growth of its manufacturing capabilities, product offerings, and technology solutions provided to customers.

On January 18, 2021, the Company, through its wholly owned subsidiary Steel Storage Australia Pty Ltd. acquired 100% of the net assets of G & M Stor-More Pty Ltd. for approximately $1.74 million. G & M Stor-More Pty Ltd. has over 23 years’ experience in self-storage building, design, construction and consultation. As a result of the acquisition, the Company will have an opportunity to increase its customer base of the self-storage industry and expand its product offerings in the Australian market.

On March 31, 2020, Janus’ wholly-owned subsidiary, Steel Storage Australia Pty Ltd. purchased 100% of the assets of PTI Australasia Pty Ltd., a provider of access control security in the self-storage design and commercial industries in Australia, New Zealand and surrounding regions, for $0.032 million. The PTI Australasia Pty Ltd. acquisition specifically bolstered the adoption of Nokē Smart Entry Systems in Australia and New Zealand.

On January 2, 2020, Janus’s wholly-owned subsidiary, JIE purchased 100% of the outstanding shares of Steel Storage Asia Pte Ltd. and Steel Storage Australia Pty Ltd. (collectively “Steel Storage” or “SSA”) for $6.5 million. The rationale for the Steel Storage acquisition was geographic expansion. The Steel Storage acquisition specifically expanded Janus’ global presence.

Impact of Brexit

The U.K. exit from the European Union on January 31, 2020, commonly referred to as Brexit, has caused, and may continue to cause, uncertainty in the global markets. Political and regulatory responses to the withdrawal are still developing, and we are in the process of assessing the impact that the withdrawal may have on our business as more information becomes available. Any impact from Brexit on our business and operations over the long term will depend, in part, on the outcome of tariff, tax treaties, trade, regulatory, and other negotiations the U.K. conducts.

Impact of COVID-19 and the CARES Act

In early 2020, the Coronavirus (COVID-19) swiftly began to spread globally, and the World Health Organization (WHO) subsequently declared COVID-19 to be a public health emergency of international concern on March 11, 2020. The COVID-19 outbreak has resulted in travel restrictions and in some cases, prohibitions of non-essential activities, disruption and shutdown of certain businesses and greater uncertainty in global financial markets. The full extent to which COVID-19 impacts Janus’ business, results of operations and financial condition are dependent on the further duration and spread of the outbreak mainly within the United States, Europe, and Australia.

To aid in combating the negative business impacts of COVID-19, the federal government enacted the “Coronavirus Aid, Relief, and Economic Security (CARES) Act” on March 27, 2020. Under the CARES Act, Janus deferred $1.7 million in payroll taxes.

As a result of COVID-19 and in support of continuing its manufacturing efforts, Janus has undertaken a number of steps to protect its employees, suppliers and customers, as their safety and well-being is one of our top priorities. Janus has taken several safety measures including implementing social distancing practices and requiring employees to wear masks. There was $0.2 million in COVID-19 related expenses in the period ended March 27, 2021 primarily related to COVID-19 PPE supplies and COVID tests.

Notwithstanding our continued operations and performance, the COVID-19 pandemic may continue to have negative impacts on our operations, supply chain, transportation networks and customers, which may compress our margins as a result of preventative and precautionary measures that Janus, other businesses, and governments are taking. Any resulting economic downturn could adversely affect demand for our products and contribute to volatile supply and demand conditions affecting prices and volumes in the markets for our products, services and raw materials. The progression of this matter could also negatively impact our business or results of operations through the temporary closure of our operating locations or those of our customers or suppliers, among others. In addition, the ability of our employees and our suppliers’ and customers’ employees to work may be significantly impacted by individuals contracting or being exposed to COVID-19, or as a result of the control measures noted above, which may significantly hamper our production throughout the supply chain and constrict sales channels. The extent to which the COVID-19 pandemic may adversely impact our business depends on future developments, which are highly uncertain and unpredictable, including new information concerning the severity of the pandemic and the effectiveness of actions globally to contain or mitigate its effects.

Our consolidated financial statements and discussion and analysis of financial condition and results of operations reflect estimates and assumptions made by management as of March 27, 2021. Events and changes in circumstances arising after March 27, 2021, including those resulting from the impacts of the COVID-19 pandemic, will be reflected in management’s estimates for future periods.

Management continues to monitor the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce.

Merger with Juniper

On December 21, 2020 Janus and JIH entered into the Business Combination Agreement, pursuant to which the Business Combination between Janus and JIH will be consummated. JIH is a blank check company which was incorporated to acquire one or more operating businesses through a business combination. Upon closing of the Transactions, JIH will be a wholly-owned subsidiary of Parent. After the completion of the Transactions, Parent will be known as Janus International Group, Inc. and is expected to trade on the New York Stock Exchange under the symbol “JBI,” pending NYSE approval. The Transactions will result in a corporation focused on global turn-key self-storage, commercial, and industrial building solutions: roll up and swing doors, hallway systems, relocatable storage units, and facility and door automation technologies.

Key Performance Measures

Management evaluates the performance of its reportable segments based on the revenue of services and products, gross profit, operating margins, and cash from business operations. We use adjusted EBITDA, which is a non-GAAP financial metric, as a supplemental measure of our performance in order to provide investors with an improved understanding of underlying performance trends. Please see the section “Non-GAAP Financial Measure” below for further discussion of this financial measure, including the reasons why we use such financial measures and reconciliations of such financial measures to the nearest GAAP financial measures.

Human capital is also one of the main cost drivers of the manufacturing, selling, and administrative processes of Janus. As a result, headcount is reflective of the health of Janus indicative of an expansion or contraction of the overall business. We expect to continue to increase headcount in the future as we grow our business. Moreover, we expect that we will need to hire additional accounting, finance, and other personnel in connection with our becoming, and our efforts to comply with the requirement of being, a public company.

The following table sets forth key performance measures for the periods ended March 27, 2021 and March 28, 2020

			Variance
	Period ended March 27,	Period ended March 28,
	2021	2020	$	%
Total Revenue	$152,824,268	$137,813,795	$15,010,473	10.9%
Adjusted EBITDA	$32,614,418	$28,417,875	$4,196,543	14.8%
Adjusted EBITDA (% of revenue)	21.3%	20.6%		0.7%

As of March 27, 2021, and March 28, 2020 the headcount was 1,699 (including 380 temporary employees) and 1,560 (including 262 temporary employees), respectively.

Total revenue increased by $15.0 million primarily due to increased volumes and improved market conditions. (See Results of Operations section).

Adjusted EBITDA increased by $4.2 million or 14.8% primarily due to increased revenue which was partially offset by increased cost of sales and general and administrative expenses.

Adjusted EBITDA as a percentage of revenue increased 0.7% for the period ended March 27, 2021 primarily due to an improvement of selling as percentage of revenue coupled with an increase in Non-GAAP add-backs. (See “Non-GAAP Financial Measures” section).

Factors Affecting the Results of Operations

Key Factors Affecting the Business and Financial Statements

Janus’ management believes that their performance and future growth depends on a number of factors that present significant opportunities but also pose risks and challenges.

Factors Affecting Revenues

Janus’ revenues from products sold are driven by economic conditions, which impacts new construction, R3 of self-storage facilities, and commercial revenue.

Janus periodically modifies sales prices of their products due to changes in costs for raw materials and energy, market conditions, labor costs and the competitive environment. In certain cases, realized price increases are less than the announced price increases because of project pricing, competitive reactions and changing market conditions. Janus also offers a wide assortment of products that are differentiated by style, design and performance attributes. Pricing and margins for products within the assortment vary. In addition, changes in the relative quantity of products purchased at different price points can impact year-to-year comparisons of net sales and operating income.

Service revenue is driven by the product revenue and the increase in value-added services, such as pre-work planning, site drawings, installation and general contracting, project management, and 3rd party security. Janus differentiates itself through on-time delivery, efficient installation, best in-class service, and a reputation for high quality products.

Factors Affecting Growth Through Acquisitions

Janus’ business strategy involves growth through, among other things, the acquisition of other companies. Janus tries to evaluate companies that it believes will strategically fit into its business and growth objectives. If Janus is unable to successfully integrate and develop acquired businesses, it could fail to achieve anticipated synergies and cost savings, including any expected increases in revenues and operating results, which could have a material adverse effect on its financial results.

Janus may not be able to identify suitable acquisition or strategic investment opportunities or may be unable to obtain the required consent of its lenders and, therefore, may not be able to complete such acquisitions or strategic investments. Janus may incur expenses associated with sourcing, evaluating and negotiating acquisitions (including those that do not get completed), and it may also pay fees and expenses associated with financing acquisitions to investment banks and other advisors. Any of these amounts may be substantial, and together with the size, timing and number of acquisitions Janus pursues, may negatively affect and cause significant volatility in its financial results.

In addition, Janus has assumed, and may in the future assume, liabilities of the company it is acquiring. While Janus retains third-party advisors to consult on potential liabilities related to these acquisitions, there can be no assurances that all potential liabilities will be identified or known to it. If there are unknown liabilities or other obligations, Janus’ business could be materially affected.

Seasonality

Generally, Janus’ sales tend to be the slowest in January due to more unfavorable weather conditions, customer business cycles and the timing of renovation and new construction project launches.

Factors Affecting Operating Costs

Janus’ operating expenses are comprised of direct production costs (principally raw materials, labor and energy), manufacturing overhead costs, freight, costs to purchase sourced products and selling, general, and administrative (“SG&A”) expenses.

Janus’ largest individual raw material expenditure is steel coils. Fluctuations in the prices of steel coil are generally beyond Janus’ control and have a direct impact on the financial results. In 2020, Janus entered into agreements with three of its largest suppliers in order to lock in steel coil prices for part of Janus’ production needs and partially mitigate the potential impacts of short-term steel coil price fluctuations. This arrangement allows Janus to purchase quantities of product within specified ranges as outlined in the contracts.

Freight costs are driven by Janus’ volume of sales of products and are subject to the freight market pricing environment.

Basis of Presentation

The consolidated financial statements have been derived from the accounts of Janus and its wholly owned subsidiaries. Janus’s fiscal year follows a 4-4-5 calendar which divides a year into four quarters of 13 weeks, grouped into two 4-week “months” and one 5-week “month.” As a result, some monthly comparisons are not comparable as one month is longer than the other two. The major advantage of a 4-4-5 calendar is that the end date of the period is always the same day of the week, making manufacturing planning easier as every period is the same length. Every fifth or sixth year will require a 53rd week.

We have presented results of operations, including the related discussion and analysis for the following periods:

•	the period ended March 27, 2021 compared to the period ended March 28, 2020.

Components of Results of Operations

Sales of products. Sale of products represents the revenue from the sale of products, including steel roll-up and swing doors, rolling steel doors, steel structures, as well as hallway systems and facility and door automation technologies for commercial and self-storage customers. Product revenue is recognized upon transfer of control to the customer, which generally takes place at the point of destination (Janus Core) and at the point of shipping (all other segments). We expect our product revenue may vary from period to period on, among other things, the timing and size of orders and delivery of products and the impact of significant transactions. Revenues are monitored and analyzed as a function of sales reporting within the following sales channels, Self-Storage Construction, Self-Storage R3, and Commercial and Other.

Sales of services. Service revenue reflects installation services to customers for steel facilities, steel roll-up and swing doors, hallway systems, and relocatable storage units which is recognized over time based on the satisfaction of our performance obligation. Janus is highly integrated with customers at every phase of a project, including facility planning/design, construction, access control and R3 of damaged, or end-of-life products or rebranding of facilities due to market consolidation. Service obligations are primarily short term and completed within a one-year time period. We expect our service revenue to increase as we add new customers and our existing customers continue to add more and more content per square foot.

Cost of sales. Our cost of sales consists of the cost of products and cost of services. Cost of products includes the manufacturing cost of our steel roll-up and swing doors, rolling steel doors, steel structures, and hallway systems which primarily consists of amounts paid to our third-party contract suppliers and personnel-related costs directly associated with manufacturing operations as well as overhead and indirect costs. Cost of services includes third-party installation subcontractor costs directly associated with the installation of our products. Our costs of sales include purchase price variance, cost of spare or replacement parts, warranty costs, excess and obsolete inventory charges and shipping costs, and an allocated portion of overhead costs, including depreciation. We expect cost of sales to increase in absolute dollars in future periods as we expect our revenues to continue to grow.

Selling and marketing expense. Selling expenses consist primarily of compensation and benefits of employees engaged in selling activities as well as related travel, advertising, trade shows/conventions, meals and entertainment expenses. We expect selling expenses to increase in absolute dollars in future periods as we expect our revenues to continue to grow.

General and administrative expense. General and administrative (“G&A”) expenses are comprised primarily of expenses relating to employee compensation and benefits, travel, meals and entertainment expenses as well as depreciation, amortization, and non-recurring costs. We expect general and administrative expenses to increase in absolute dollars in future periods as we expect our revenues to continue to grow. We also expect G&A expenses to increase in the near term as a result of operating as a public company, including expenses associated with compliance with the rules and regulations of the Commission; and an increase in legal, audit, insurance, investor relations, professional services and other administrative expenses.

Interest expense. Consists of interest expense on short-term and long-term debt (see “Long Term Debt” section).

Results of Operations- Consolidated

The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document. We have derived this data from our annual consolidated financial statements included elsewhere in this proxy statement/prospectus. The following tables set forth our results of operations for the periods presented in dollars and as a percentage of total revenue.

Results of Operations

Period ended March 27, 2021 compared to the period ended March 28, 2020

			Variance
	Period ended March 27, 2021	Period ended March 28, 2020	$	%
REVENUE
Sales of products	$121,696,226	$108,110,910	$13,585,316	12.6%
Sales of services	31,128,042	29,702,885	1,425,157	4.8%

Total revenue	152,824,268	137,813,795	15,010,473	10.9%
Cost of Sales	99,530,970	89,684,858	9,846,112	11.0%

GROSS PROFIT	53,293,298	48,128,937	5,164,361	10.7%
OPERATING EXPENSE
Selling and marketing	9,458,127	10,260,283	(802,156)	(7.8)%
General and administrative	19,586,307	17,680,578	1,905,729	10.8%

Operating Expenses	29,044,434	27,940,861	1,103,573	3.9%

INCOME FROM OPERATIONS	24,248,864	20,188,076	4,060,788	20.1%
Interest expense	(8,126,070)	(9,941,148)	1,815,078	(18.3)%
Other income (expense)	(1,558,867)	75,327	(1,634,194)	(2169.5)%

Other Expense, Net	(9,684,937)	(9,865,821)	180,884	(1.8)%

INCOME BEFORE TAXES	14,563,927	10,322,255	4,241,672	41.1%
(Benefit ) Provision for Income Taxes	(154,894)	370,225	(525,119)	(141.8)%

NET INCOME	$14,718,821	$9,952,030	$4,766,791	47.9%

Revenue

	Period ended March 27, 2021	Period ended March 28, 2020	Variances	Variance %	Revenue Variance Breakdown
					Organic Growth (Reduction)	Organic Growth (Reduction) %
Sales of products	$121,696,226	$108,110,910	$13,585,316	12.6%	$13,585,316	12.6%
Sales of services	31,128,042	29,702,885	1,425,157	4.8%	1,425,157	4.8%

Total	$152,824,268	$137,813,795	$15,010,473	10.9%	$15,010,473	10.9%

The $15.0 million revenue increase is primarily attributable to increased volumes as a result of favorable industry dynamics in the commercial market. The inorganic growth as a result of the PTI Australasia Pty Ltd. and G&M Stor-More Pty Ltd. acquisitions are not separately stated above as these amounts were deemed immaterial.

The following table and discussion compares Janus’ sales by sales channel.

					Variance
Consolidated	Period ended March 27, 2021	% of sales	Period ended March 28, 2020	% of sales	$	%
New Construction - Self Storage	$56,117,394	36.7%	$69,292,281	50.3%	$(13,174,887)	(19.0)%
R3 - Self Storage	42,989,896	28.1%	41,448,331	30.1%	1,541,565	3.7%
Commercial and Other	53,716,978	35.1%	27,073,183	19.6%	26,643,795	98.4%

Total	$152,824,268	100.0%	$137,813,795	100.0%	$15,010,473	10.9%

New construction sales decreased by $13.2 million or 19.0% due to the slow recovery from the COVID-19 global pandemic coupled with the continued trend of new capacity being brought online through expansions, which are included in R3 sales.

R3 sales increased by $1.5 million or 3.7% due to the increase of expansions as more self-storage capacity continues to be brought online through R3.

Commercial and other sales increased by $26.6 million or 98.4% due to Janus Core and ASTA continuing to experience favorable market gains due to the continued e-commerce movement coupled with share gains in the commercial steel roll up door market and from ASTA’s launch of the rolling steel product line.

Cost of Sales and Gross Margin

Gross margin was 34.9% for the period ended March 28, 2020 and the period ended March 27, 2021.

	Period ended March 27, 2021	Period ended March 28, 2020	Variance	Variance %	Cost of Sales Variance Breakdown
					Organic Growth (Reduction)	Organic Growth %
Cost of Sales	99,530,970	89,684,858	$9,846,112	11.0%	$9,846,112	11.0%

The $9.8 million or 11.0% increase in cost of sales is primarily attributable to the volume increases resulting from improved market conditions. Janus experienced an increase in sales of 10.9% resulting in a net increase of costs of sales.

Operating Expenses - Selling and marketing

Selling and marketing expense decreased $0.8 million from the period ended March 27, 2021 to the period ended March 28, 2020 primarily due to decreases from limited travel and trade show cancellations due to the COVID-19 global pandemic.

Operating Expenses - General and administrative

General and administrative expenses increased $1.9 million or 10.8% from March 28, 2020 to March 27, 2021 due to an increase in general and administrative expenses for Janus primarily due to an increase in health insurance and payroll related costs for additional headcount to support the transition to a public company.

Interest Expense

The interest expense decreased $1.8 million from March 28, 2020 to March 27, 2021 due to a lower interest rate environment coupled with a lower level of outstanding debt due to quarterly amortization coupled with a $2.0 million debt prepayment in July 2020. In addition, the Company entered into a Debt Modification agreement in February 2021 which consolidated the prior two outstanding tranches into a single tranche and resulted in a reduction in the overall interest rate.

Other Income (Expense)

Other income (expense) increased by $1.6 million or 2169.5% from $0.1 million of other income for the period ended March 28, 2020 to $(1.6) million of other (expense) for the period ended March 27, 2021 primarily due to a $1.4 million loss on extinguishment of debt included in the quarter ended March 27, 2021 but not present in the quarter ended March 28, 2020.

Income Taxes

Income tax (benefit) expense decreased by $0.5 million or (141.8)% from $0.4 million expense for the period ended March 28, 2020 to $(0.2) million (benefit) for the period ended March 27, 2021.

Net Income

The $4.8 million or 47.9% increase as compared to the prior period is due to increased operating income and lower interest expense, partially offset by higher other expenses.

Segment Results of Operations

We operate in and report financial results for two segments: North America and International with the following sales channels, Self-Storage Construction, Self-Storage R3, and Commercial and Other.

Segment operating income is the measure of profit and loss that our chief operating decision maker uses to evaluate the financial performance of the business and as the basis for resource allocation, performance reviews and compensation. For these reasons, we believe that Segment operating income represents the most relevant measure of Segment profit and loss. Our chief operating decision maker may exclude certain charges or gains, such as corporate charges and other special charges, to arrive at a Segment operating income that is a more meaningful measure of profit and loss upon which to base our operating decisions. We define Segment operating margin as Segment operating income as a percentage of the segment’s Net revenues.

The segment discussion that follow describe the significant factors contributing to the changes in results for each segment included in Net earnings.

Results of Operations - Janus North America

For the period ended March 27, 2021 compared to the period ended March 28, 2020

			Variance
	Period ended March 27, 2021	Period ended March 28, 2020	$	%
REVENUE
Sales of products	$120,893,159	$104,525,472	$16,367,687	15.7%
Sales of services	25,641,256	23,905,690	1,735,566	7.3%

Total revenue	146,534,415	128,431,162	18,103,253	14.1%
Cost of Sales	96,772,426	83,989,837	12,782,589	15.2%

GROSS PROFIT	49,761,989	44,441,325	5,320,664	12.0%
OPERATING EXPENSE
Selling and marketing	8,694,972	8,836,883	(141,911)	(1.6)%
General and administrative	17,151,709	16,164,543	987,166	6.1%

Operating Expenses	25,846,681	25,001,426	845,255	3.4%

INCOME FROM OPERATIONS	$23,915,308	$19,439,899	$4,475,409	23.0%

Revenue

	Period ended March 27, 2021	Period ended March 28, 2020	Variances	Variance %	Revenue Variance Breakdown
					Organic Growth (Reduction)	Organic Growth (Reduction) %
Sales of products	$120,893,159	$104,525,472	$16,367,687	15.7%	$16,367,687	15.7%
Sales of services	25,641,256	23,905,690	1,735,566	7.3%	1,735,566	7.3%

Total	$146,534,415	$128,431,162	$18,103,253	14.1%	$18,103,253	14.1%

The $18.1 million or 14.1% revenue increase is primarily attributable to increased volumes as a result of favorable industry dynamics in the commercial market.

The following table and discussion compares Janus North America sales by sales channel.

					Variance
	Period ended March 27, 2021	% of total sales	Period ended March 28, 2020	% of total sales	$	%
New Construction - Self Storage	$48,700,531	33.2%	$61,460,169	47.9%	$(12,759,638)	(20.8)%
R3 - Self Storage	39,331,457	26.8%	37,570,119	29.3%	1,761,338	4.7%
Commercial and Other	58,502,427	39.9%	29,400,874	22.9%	29,101,553	99.0%

Total	$146,534,415	100.0%	$128,431,162	100.0%	$18,103,253	14.1%

New Construction sales decreased by $12.8 million or 20.8% for the period ended March 27, 2021 from the period ended March 28, 2020 due to reduced volumes and continued delays in projects associated with the COVID-19 global pandemic, coupled with the continued trend of new capacity being brought online through expansions, which are included in R3 sales..

R3 sales increased by $1.8 million or 4.7% for the period ended March 27, 2021 from the period ended March 28, 2020 due primarily to new capacity being brought online through expansions.

Commercial and Other sales increased by $29.1 million or 99.0% for the period ended March 27, 2021 from the period ended March 28, 2020 due to increases in both Janus Core and ASTA commercial steel roll up door market and with strong momentum with the launch of the ASTA rolling steel product line.

Cost of Sales and Gross Margin

Gross Margin decreased by .6% from 34.6% for the period ended March 28, 2020, to 34.0% for the period ended March 27, 2021 due primarily to increased raw material prices.

	Period ended March 27, 2021	Period ended March 28, 2020			Cost of Sales Variance Breakdown
			Variance	Variance %	Organic Growth	Organic Growth %
Cost of Sales	$96,772,426	$83,989,837	$12,782,589	15.2%	$12,782,589	15.2%

The $12.8 million or 15.2% increase in cost of sales is primarily attributed to the increased revenue volumes coupled with an increase in raw material and logistics costs, coupled with increased labor costs.

Operating Expenses - Selling and marketing

Selling and marketing expenses remained relatively consistent with a marginal decrease of $0.1 or 1.6% from $8.8 million for the period ended March 28, 2020 to $8.7 million for the period ended March 27, 2021.

Operating Expenses - General and administrative

General and administrative expenses increased $1.0 million or 6.1% from March 28, 2020 to March 27, 2021 due to an increase in health insurance and payroll related costs to support the transition to a public company.

Income from Operations

Income from operations increased by $4.5 million or 23.0% from $19.4 million for the period ended March 28, 2020 to $23.9 million for the period ended March 27, 2021 primarily due to an increase in revenue partially offset by an increase in cost of sales and general and administrative expenses.

INTERNATIONAL

Results of Operations - Janus International- For the period ended March 27, 2021 compared to the period ended March 28, 2020

			Variance
	Period ended March 27, 2021	Period ended March 28, 2020	$	%
REVENUE
Sales of products	$7,073,066	$6,492,069	$580,997	8.9%
Sales of services	5,486,786	5,797,195	(310,409)	(5.4)%

Total revenue	12,559,852	12,289,264	270,588	2.2%
Cost of Sales	9,055,428	8,643,522	411,906	4.8%

GROSS PROFIT	3,504,424	3,645,742	(141,318)	(3.9)%
OPERATING EXPENSE
Selling and marketing	763,155	1,423,400	(660,245)	(46.4)%
General and administrative	2,434,598	1,516,036	918,562	60.6%

Operating Expenses	3,197,753	2,939,436	258,317	8.8%

INCOME FROM OPERATIONS	$306,671	$706,306	$(399,635)	(56.6)%

Revenue

	Period ended March 27, 2021	Period ended March 28, 2020	Variances	Variance %	Revenue Variance Breakdown
					Organic Growth (Reduction)	Organic Growth (Reduction) %
Sales of products	$7,073,066	$6,492,069	$580,997	8.9%	$580,997	8.9%
Sales of services	5,486,786	5,797,195	(310,409)	(5.4)%	(310,409)	(5.4)%

Total	$12,559,852	$12,289,264	$270,588	2.2%	$270,588	2.2%

The $0.3 million revenue increase includes a 2.2% increase in organic growth driven by increased sales volumes due to improved market conditions. The inorganic growth as a result of the PTI Australasia Pty Ltd. and G&M Stor-More Pty Ltd. are not separately stated above as these amounts were deemed immaterial.

The following table illustrates the sales by channel for the period ended March 27, 2021 and March 28, 2020.

The following table and discussion compares Janus International sales by sales channel.

					Variance
	Period ended March 27, 2021	% of total sales	Period ended March 28, 2020	% of total sales	$	%
New Construction - Self Storage	$8,901,413	70.9%	$8,411,053	68.4%	$490,360	5.8%
R3 - Self Storage	3,658,439	29.1%	3,878,211	31.6%	(219,772)	(5.7)%

Total	$12,559,852	100.0%	$12,289,264	100.0%	$270,588	2.2%

New Construction sales increased by $0.5 million or 5.8% to $8.9 million for the period ended March 27, 2021 from $8.4 million for the period ended March 28, 2020 due to increased volumes and improved market conditions.

R3 sales decreased by $0.2 million or 5.7% to $3.7 million for the period ended March 27, 2021 from $3.9 million for the period ended March 28, 2020.

Cost of Sales and Gross Margin

Gross Margin decreased by 1.8% from 29.7% for the period ended March 28, 2020, to 27.9% for the period ended March 27, 2021 due to increased material costs related to an increase in mezzanine product sales and overhead related costs.

					Cost of Sales Variance Breakdown
	Period ended March 27, 2021	Period ended March 28, 2020	Variance	Variance %	Organic Growth	Organic Growth %
Cost of Sales	$9,055,428	$8,643,522	$411,906	4.8%	$411,906	4.8%

Cost of sales increased by $0.4 million or 4.8% from $8.6 million, for the period ended March 28, 2020, to $9.1 million for the period ended March 27, 2021 in line with a 2.2% increase in revenues coupled with an increase in raw material costs related to an increase in mezzanine product sales which typically have a lower margin than typical product offerings as these products are buy-resale.

Operating Expenses - Selling and marketing

Selling and marketing expense decreased by $0.7 million or 46.4% from $1.4 million for the period ended March 28, 2020 to $0.8 million for the period ended March 27, 2021 primarily due to decreases from limited travel and trade show cancellations due to the COVID-19 global pandemic.

Operating Expenses - General and administrative

General and administrative expenses increased $0.9 million or 60.6% from $1.5 million for the period ended March 28, 2020 to $2.4 million for the period ended March 27, 2021 primarily to continued investment in personnel to support the strategic growth objectives of the international business operations.

Income from Operations

Income from operations decreased by $0.4 million or 56.6% from $0.7 million for the period ended March 28, 2020 to $0.3 million for the period ended March 27, 2021 primarily due to an increase in cost of sales and general and administrative expenses, partially offset by a decrease in selling expenses.

Non-GAAP Financial Measure

Janus uses measures of performance that are not required by or presented in accordance with GAAP in the United States. Non-GAAP financial performance measures are used to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis.

Janus presents Adjusted EBITDA which is a non-GAAP financial performance measure, which excludes from reported GAAP results, the impact of certain items consisting of acquisition events and other non-recurring charges. Janus believes such expenses, charges, and gains are not indicative of normal, ongoing operations, and their inclusion in results makes for more difficult comparisons between years and with peer group companies.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure used by Janus to evaluate its operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, Janus believes these measures provide useful information to investors and others in understanding and evaluating Janus’ operating results in the same manner as its management and board of directors. In addition, they provide useful measures for period-to-period comparisons of Janus’ business, as they remove the effect of certain non-cash items and certain variable charges. Adjusted EBITDA is defined as net income excluding interest expense, income taxes, depreciation expense, amortization, and other non-operational, non-recurring items.

Adjusted EBITDA should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the nearest GAAP equivalent of adjusted EBITDA. These limitations include that the non-GAAP financial measures:

•	exclude depreciation and amortization, and although these are non-cash expenses, the assets being depreciated may be replaced in the future;

•	do not reflect interest expense, or the cash requirements necessary to service interest on debt, which reduces cash available;

•	do not reflect the provision for or benefit from income tax that may result in payments that reduce cash available;

•	exclude non-recurring items which are unlikely to occur again and have not occurred before (i.e., the extinguishment of debt); and

•

may not be comparable to similar non-GAAP financial measures used by other companies, because the expenses and other items that Janus excludes in the calculation of these non-GAAP financial measures may differ from the expenses and other items, if any, that other companies may exclude from these non-GAAP financial measures when they report their operating results.

Because of these limitations, these non-GAAP financial measures should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table present a reconciliation of net income to adjusted EBITDA for the periods indicated:

			Variance
	Period ended March 27, 2021	Period ended March 28, 2020	$	%
Net Income	$14,718,821	$9,952,030	$4,766,791	47.9%
Interest Expense	8,126,070	9,941,148	(1,815,078)	(18.3)%
Income Taxes	(154,894)	370,225	(525,119)	(141.8)%
Depreciation	1,472,999	1,429,921	43,078	3.0%
Amortization	6,832,144	6,709,550	122,594	1.8%

EBITDA	$30,995,140	$28,402,874	$2,592,266	9.1%
BETCO transition fee(1)	—	15,000	(15,000)	(100.0)%
Loss (gain) on extinguishment of debt(2)	1,421,292	—	1,421,292	—%
COVID-19 related expenses(3)	197,986	—	197,986	—%

Adjusted EBITDA	$32,614,418	$28,417,874	$4,196,544	14.8%

(1)	Retainer fee paid to former BETCO owner, during the transition to a new President to run the business and related one-time-consulting fee.
(2)

Adjustment for loss (gain) on extinguishment of debt regarding (a) the write off of unamortized fees and third-party fees as a result of the debt modification completed in February 2021. See Liquidity and Capital Resources section.

(3)	Expenses which are one-time and non-recurring related to the COVID-19 pandemic. See Impact of COVID-19 section.

Liquidity and Capital Resources

We assess our liquidity in terms of our ability to generate cash to fund our operating, investing and financing activities. In doing so, we review and analyze our current cash on hand, days sales outstanding, inventory turns, days payable outstanding, capital expenditure forecasts, interest and principal payments on debt and income tax payments.

Our primary sources of liquidity include cash balances on hand, cash flows from operations, proceeds from debt offerings and borrowing availability under our existing credit facility. We believe our operating cash flows, including funds available under the line of credit, provide sufficient liquidity to support Janus’ liquidity and financing needs, which are working capital requirements, capital expenditures, service of indebtedness, as well as to finance acquisitions and pay distributions to members.

Financial Policy

Our financial policy seeks to: (i) selectively invest in organic and inorganic growth to enhance our portfolio, including certain strategic capital investments; (ii) return cash to shareholders through dividends and, (iii) maintain appropriate leverage by using free cash flows to repay outstanding borrowings.

Liquidity Policy

We maintain a strong focus on liquidity and define our liquidity risk tolerance based on sources and uses to maintain a sufficient liquidity position to meet our obligations under both normal and stressed conditions. At Janus, we manage our liquidity to provide access to sufficient funding to meet our business needs and financial obligations, as well as capital allocation and growth objectives, throughout business cycles.

Cash Management

Janus manages its operating cash management activities through banking relationships for the domestic entities and international entities. Domestic subsidiaries monitor cash balances on a monthly basis and excess cash is transferred to Janus to pay down intercompany debt, interest on the intercompany debt and intercompany sales of products and materials and other services. International subsidiaries monitor excess cash balances on a periodic basis and transfer excess cash flow to Janus in the form of a dividend. Janus compiles a monthly standalone business unit and consolidated 13-week cash flow forecast to monitor various cash activities and forecast cash balances to fund operational activities.

Holding Company Status

Janus Parent Inc. was formed to consummate the business combination and as such owns no material assets and does not conduct any business operations of its own. As a result, Janus Parent Inc. is largely dependent upon cash dividends and distributions and other transfers from its subsidiaries to meet obligations. The agreements governing the indebtedness of our subsidiaries impose restrictions on our subsidiaries’ ability to pay dividends or make other distributions to us.

Foreign Exchange

We have operations in various foreign countries, principally the United States, the United Kingdom, France, Australia, and Singapore. Therefore, changes in the value of the related currencies affect our financial statements when translated into U.S. dollars.

LIBOR Reform

In connection with the potential transition away from the use of the London interbank offered rate (LIBOR) as an interest rate benchmark, we are currently in the process of identifying and managing the potential impact to Janus. The majority of Janus’ exposure to LIBOR relates to the 1st Lien note payable, 1st Lien B2 note payable, and Amendment No. 3 1st Lien note payable which is discussed further below.

Debt Profile

						Net Carrying Value
	Principal Amount		Issuance Date	Maturity Date	Interest Rate	March 27, 2021	December 26, 2020
Notes Payable - 1st Lien	$ $	470,000,000/ 106,000,000	February 2018/ August 2019	February 2025	4.75%[1]	$—	$562,363,000
Notes Payable - 1st Lien B2		$75,000,000	March 2019	February 2025	5.50%[2]	—	73,875,000
Notes Payable - Amendment No. 3 1st Lien		$634,607,146	February 2021	February 2025	4.25%[3]	634,607,146	—

Total principal debt						634,607,146	636,238,000
Less unamortized deferred finance fees						10,753,495	12,110,329
Less: current portion of long-term debt						6,346,071	6,523,417

Long-term debt, net of current portion						$617,507,580	$617,604,254

(1)	The interest rate on the 1st Lien term loan as of December 26, 2020, was 4.75%, which is a variable rate based on LIBOR, subject to a 1.00% floor, plus an applicable margin percent of 3.75%
(2)	The interest rate on the 1st Lien B2 term loan as of December 26, 2020, was 5.50%, which is a variable rate based on LIBOR, subject to a 1.00% floor, plus an applicable margin percent of 4.50%
(3)

The interest rate on the Amendment No. 3 1st Lien term loan as of March 27, 2021, was 4.25%, which is a variable rate based on LIBOR, subject to a 1.00% floor, plus an applicable margin percent of 3.25%

Janus maintained one letter of credit totaling approximately $0.3 million and $0.3 million as of March 27, 2021 and December 26, 2020, respectively, on which there were no balances due. In addition, Janus maintained a line of credit totaling approximately $50.0 million on which there was no balance outstanding as of March 27, 2021 and December 26, 2020.

In conjunction with the Business Combination with Juniper, Janus is expected to pre-pay approximately $61.6 million of existing 1st Lien Term Loan Debt upon the closing of the Transactions and the business becoming a public company.

On February 12, 2018, Janus was acquired by a private equity group. As a result of the acquisition, Janus originated a 1st Lien notes payable with a syndicate of lenders in the original amount of $470.0 million with interest payable in arrears. The interest rate on the facility is based on a Base Rate, unless a LIBOR Rate option is chosen by Janus. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate, subject to a 1.00% floor, plus the LIBOR Rate Margin. If the Base Rate is elected, the interest computation is equal to the Base Rate plus the Base Rate Margin. The outstanding loan balance is to be repaid on a quarterly basis of 0.25% of the original balance beginning the last day of June 2018 with the remaining principal due on the maturity date of February 12, 2025. The 1st Lien loan bears interest, as chosen by Janus, at a floating rate per annum consisting of the London InterBank Offered Rate, subject to a 1.00% floor, plus an applicable margin percent (total rate of 4.75% as of December 26, 2020).

On August 9, 2019, the 1st Lien notes payable was amended to increase the notes payable by $106.0 million. Interest on the 1st lien is payable in arrears, and the interest rate on the facility is based on a Base Rate, unless a LIBOR Rate option is chosen by Janus. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate, subject to a 1.00% floor, plus the LIBOR Rate Margin. If the Base Rate is elected, the interest computation is equal to the Base Rate plus the Base Rate Margin. Previous to the amendment of the 1st Lien, the 1st Lien notes payable outstanding loan balance was to be repaid on a quarterly basis of 0.25% of the original balance beginning the last day of June 2018 with the remaining principal due on the maturity date of February 12, 2025. The 1st Lien loan bears interest, as chosen by Janus, at a floating rate per annum consisting of the London InterBank Offered Rate plus an applicable margin percent (total rate was 4.75% as of December 26, 2020).

On July 21, 2020, Janus repurchased approximately $2.0 million of principal amount of the 1st Lien at an approximate $0.3 million discount, resulting in a gain on the extinguishment of debt of approximately $0.3 million.

On March 1, 2019, the 1st Lien B2 notes payable was originated in the amount of $75.0 million comprised of a syndicate of lenders, with interest payable in arrears. The interest rate on the facility is based on a Base Rate, unless a LIBOR Rate option is chosen by Janus. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate, subject to a 1.00% floor, plus the LIBOR Rate Margin. If the Base Rate is elected, the interest computation is equal to the Base Rate plus the Base Rate Margin. The outstanding loan balance is to be repaid on a quarterly basis of 0.25% of the original balance beginning the last day of June 2019 with the remaining principal due on the maturity date of February 12, 2025. The 1st Lien B2 loan bears interest, as chosen by Janus, at a floating rate per annum consisting of the LIBOR plus an applicable margin percent (total rate of 5.50% as of December 26, 2020).

On February 5, 2021, the Company completed a repricing of its First Lien and First Lien B2 Term Loans. The Amended debt is comprised of a syndicate of lenders originating on February 5, 2021 in the amount of $634.6 million with interest payable in arrears. The interest rate on the facility is based on a base rate, unless a LIBOR Rate option is chosen by the Company. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate plus the LIBOR Rate Margin. If the base rate is elected, the interest computation is equal to the base rate plus the base rate margin. The outstanding loan balance is to be repaid on a quarterly basis of 0.25% of the original balance beginning the last day of March 2021 with the remaining principal due on the maturity date of February 12, 2025. As chosen by the Company, the Amended loan bears interest at a floating rate per annum consisting of LIBOR plus an applicable margin percent (total rate of 4.25% as of March 27, 2021). The debt is secured by substantially all business assets.

On February 12, 2018, Janus entered into a new revolving line of credit facility with a domestic bank replacing the Predecessor revolving line of credit. The line of credit facility is for $50 million with interest payments due in arrears that matures on February 12, 2023. The interest rate on the facility is based on a Base Rate, unless a LIBOR Rate option is chosen by Janus. If the LIBOR Rate is elected, the interest computation is equal to the LIBOR Rate, subject to a 1.00% floor, plus the LIBOR Rate Margin. If the Base Rate is elected, the interest computation is equal to the Base Rate plus the Base Rate Margin. At the beginning of each quarter the applicable margin is set and determined by the administrative agent based on the average net availability on the line of credit for the previous quarter. As of March 27, 2021 and March 28, 2020 the interest rate in effect for the facility was 3.50% and 3.50% respectively. The line of credit is secured by accounts receivable and inventories.

The revolving line of credit facility, 1st Lien note payable, 1st Lien B2 note payable, and Amendment No. 3 1st Lien note payable contain affirmative and negative covenants, including limitations on, subject to certain exceptions, the incurrence of indebtedness, the incurrence of liens, fundamental changes, dispositions, restricted payments, investments, transactions with affiliates as well as other covenants customary for financings of these types.

The line of credit facility also includes a financial covenant, applicable only when the excess availability is less than the greater of (i) 10% of the lesser of the aggregate commitments under the line of credit facility and the borrowing base, and (ii) $5.0 million. In such circumstances, we would be required to maintain a minimum fixed charge coverage ratio for the trailing four quarters equal to at least 1.0 to 1.0; subject to our ability to make an equity cure (no more than twice in any four quarter period and up to five times over the life of the facility). As of March 27, 2021, we were compliant with our covenants under the agreements governing our outstanding indebtedness.

Statement of cash flows

The following tables present a summary of cash flows from operating, investing and financing activities for the following comparative periods. For additional detail, please see the Consolidated Statements of Cash Flows in the Consolidated Financial Statements.

Period ended March 27, 2021 compared to Period ended March 28, 2020:

			Variance
	March 27, 2021	March 28, 2020	$	%
Net cash provided by (used in) operating activities	$25,560,015	$20,318,833	$5,241,182	25.8%
Net cash provided by (used in) investing activities	(3,872,788)	(6,419,448)	2,546,660	(39.7)%
Net cash provided by (used in) financing activities	(2,491,827)	(1,685,338)	(806,489)	47.9%
Effect of foreign currency rate changes on cash	53,980	(880,394)	934,374	(106.1)%

Net increase in cash and cash equivalents	$19,249,380	$11,333,653	$7,915,727	69.8%

Net cash provided by operating activities

Net cash provided by operating activities increased by $5.2 million to $25.6 million for the period ended March 27, 2021 compared to $20.3 million for the period ended March 28, 2020. This was primarily due to an increase of $5.5 million to net income adjusted for non-cash items and an improvement in net working capital of $1.0 million which was driven by a $3.1 million deterioration in inventory and a $0.3 million decline in accounts payable offset by a $0.7 million improvement in accounts receivable and deferred revenue, $1.5 million improvement in prepaid expenses and other current assets, and a $2.1 million improvement in other accrued expenses. Additionally, there was a $1.3 million deterioration in other assets and long-term liabilities.

Net cash used in investing activities

Net cash used in investing activities decreased by $2.5 million for the period ended March 27, 2021 as compared to the period ended March 28, 2020. This decrease was driven primarily by the acquisition of Steel Storage in January of 2020 with net payment of $4.6 million as compared with the net payment of $1.6 million for the G&M Stor-More Pty Ltd. acquisition made in January 2021 which was partially offset by an increase in capital expenditures for the period ended March 27, 2021 as compared with the period ended March 28, 2020.

Net cash used in financing activities

Net cash used in financing activities increased by $0.8 million for the period ended March 27, 2021 as compared to the period ended March 28, 2020 primarily due to financing fees paid out in conjunction with the debt modification that occurred in February of 2021.

Capital allocation strategy

We continually assess our capital allocation strategy, including decisions relating to M&A, dividends, stock repurchases, capital expenditures, and debt pay-downs. The timing, declaration and payment of future dividends, falls within the discretion of the Janus’ Board of Directors and will depend upon many factors, including, but not limited to, Janus’ financial condition and earnings, the capital requirements of the business, restrictions imposed by applicable law, and any other factors the Board of Directors deems relevant from time to time.

Contractual Obligations

Summarized below are our contractual obligations as of March 27, 2021 and their expected impact on our liquidity and cash flows in future periods:

	Total	Less than 1 year	1-3 years	3-5 years	Thereafter
Long Term Debt Obligations	$634,607,146	$4,759,554	$12,692,144	$617,155,448	$—
Operating Leases	55,376,495	4,726,357	12,503,667	18,433,074	19,713,397
Long Term Supply Contracts (1)	792,692	792,692	—	—	—
Other Long Term Liabilities (2)	2,346,161	(106,817)	1,098,234	(11,161)	1,365,905

Total	$693,122,494	$10,171,786	$26,294,045	$635,577,361	$21,079,302

(1)	Long Term Supply Contracts relate to the multiple fixed price agreements.
(2)	Other Long-Term Liabilities primarily consists of FICA deferral under the CARES Act due in 1-3 years and additional deferred leasing obligations.

The table above does not include warranty liabilities because it is not certain when this liability will be funded and because this liability is considered immaterial.

In addition to the contractual obligations and commitments listed and described above, Janus also had another commitment for which it is contingently liable as of March 27, 2021 consisting of an outstanding letter of credit of $0.3 million.

Off-Balance Sheet Arrangements

As of March 27, 2021, we did not have any off-balance sheet arrangements that are material or reasonably likely to be material to our financial condition or results of operations.

Related Party Transactions

On July 21, 2020, Janus entered into an Assignment and Assumption Agreement with CCG, in which private equity group acted as the assignor to sell and assign to us the rights and obligations under the First Lien Term Loan Credit Agreement for the principal amount of $1,989,000 in exchange for consideration of $1,731,000.

Hold-co, on behalf of Janus, has entered into a Management and Monitoring Services Agreement (MMSA) with Clearlake. We paid management fees to the Class A Preferred Unit holders group of approximately $2.6 million and $1.9 million for the periods ended March 27, 2021 and March 28, 2020, respectively. Approximately $0.9 million of the Class A Preferred Unit holders group management fees were accrued and unpaid as of December 26, 2020 and no fees were accrued and unpaid as of March 27, 2021.

As of March 28, 2020, there were related party sales of approximately $1,000 from the Company to its Mexican Joint Venture and no related party sales as of March 27, 2021.

Janus leases a manufacturing facility in Butler, Indiana, from Janus Butler, LLC, an entity wholly owned by a member of the board of directors of the Company. Rent payments paid to Janus Butler, LLC as of March 27, 2021 and the period ended March 28, 2020, were approximately $49,000 and $36,000, respectively. The lease extends through July 31, 2021, with monthly payments of approximately $12,000 with an annual escalation of 1.5%.

Janus is party to a lease agreement with 134 Janus International, LLC, an entity majority owned by a member of the board of directors of the Company. Rent payments paid to 134 Janus International, LLC in the periods ended March 27, 2021 and March 28, 2020, were approximately $114,000 and $112,000, respectively. The lease extends through September 30, 2021, with monthly payments of approximately $37,000 per month with an annual escalation of 2.5%.

Janus leases a distribution center in Fayetteville, Georgia from French Real Estate Investments, LLC, an entity partially owned by a member of ASTA. Rent payments paid to French Real Estate Investments, LLC for the periods ended March 27, 2021 and March 28, 2020, were approximately $26,000 and $26,000, respectively. The lease extends through July 31, 2022, with monthly payments of approximately $9,000 per month.

Janus previously acquired a lease agreement with ASTA Investment, LLC, for a manufacturing facility in Cartersville, Georgia an entity partially owned by a member of ASTA. The original lease term began April 1, 2018, and extended through March 31, 2028 and was amended in March 2020 to extend the term until March 1, 2030, with monthly lease payments of approximately $66,000 per month with an annual escalation of 2.0%. Rent payments to ASTA Investment, LLC for the periods ended March 27, 2021 and March 28, 2020, respectively, were approximately $198,000 and $149,000, respectively.

See Note 11 – “Related Party Transactions” in the accompanying interim Consolidated Financial Statements, respectively.

Subsequent Events

For the quarterly consolidated financial statements as of March 27, 2021, Janus has evaluated subsequent events through the financial statements issuance date.

Critical Accounting Policies and Estimates

For the critical Accounting Policies and Estimates used in preparing Janus’ consolidated financial statements, Janus makes assumptions, judgments and estimates that can have a significant impact on its revenue, results from operations and net income, as well as on the value of certain assets and liabilities on its consolidated balance sheets. Janus bases its assumptions, judgments and estimates on historical experience and various other factors that Janus believes to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions.

The consolidated financial statements have been prepared in accordance with GAAP. To prepare these financial statements, Janus makes estimates, assumptions, and judgments that affect what Janus reports as its assets and liabilities, what Janus discloses as contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the periods presented.

In accordance with Janus’ policies, Janus regularly evaluates its estimates, assumptions, and judgments, including, but not limited to, those concerning revenue recognition, inventory, accounts receivable, depreciation and amortization, contingencies, goodwill and other long lived asset impairment, unit-based compensation, and income taxes, and bases its estimates, assumptions, and judgments on its historical experience and on factors Janus believes reasonable under the circumstances. The results involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. If Janus’ assumptions or conditions change, the actual results Janus reports may differ from these estimates. Janus believes the following critical accounting policies affect the more significant estimates, assumptions, and judgments Janus uses to prepare these consolidated financial statements.

Emerging Growth Company Status

Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by the FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. Janus qualifies as an emerging growth company. Janus intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

Revenue Recognition

Prior to the adoption of ASC 606, revenue for arrangements that include multiple elements, like: repairs and replacement parts, building components, hardware and fitting parts, and installation was allocated to each element based on the relative selling price of each element. Each element’s allocated revenue was recognized when the revenue recognition criteria for that element had been met. Selling price was generally determined by vendor-specific objective evidence (“VSOE”), which is based on the price charged when each element is sold separately. When VSOE was not available for an element of the arrangement, selling price was determined using third-party evidence (“TPE”), which is based on the price charged by a competitor for a largely interchangeable product in a stand-alone sale to a similarly situated customer. When neither VSOE nor TPE were available, management would determine its best estimate of the selling price of the element.

Under ASC 606 a performance obligation is a promise in a contract with a customer to transfer a distinct good or service to the customer. Our performance obligations include material, installation, and software support fees for the Nokē Smart Entry solution. Material revenue is recognized at a point in time when the product is transferred to the customer which is at the time of a customer pickup or when the delivery of the material to the customer takes place. Installation services are a separate single performance obligation and revenue is recognized over time based upon appropriate input measures. Revenue for software support fees is recognized over time for the period the software support revenue covers. For contracts with multiple performance obligations, the standalone selling price is readily observable. Our revenues are generated from contracts with customers and the nature, timing, and any uncertainty in the recognition of revenues is not affected by the type of good, service, customer or geographical region to which the performance obligation relates. Payment terms are short-term, are customary for our industry and in some cases, early payment incentives are offered.

Contract assets are disclosed as costs and estimated earnings in excess of billings on uncompleted contracts, and contract liabilities are disclosed as billings in excess of costs and estimated earnings on uncompleted contracts in the consolidated balance sheet.

Contracts that include installation are billed via payment requests (normally The American Institute of Architects (AIA) standard construction documents) instead of Company-generated invoices. The pay requests will often be submitted during the month following the period in which the revenues have been recognized, resulting in unbilled accounts receivable (costs and estimated earnings in excess of billings on uncompleted contracts) at the end of any given period. Accounts receivable also include any retention receivable under contracts.

Janus elected to apply an accounting policy election which permits an entity to account for shipping and handling activities as fulfillment activities rather than a promised good or service when the activities are performed, even if those activities are performed after the control of the good has been transferred to the customer. Therefore, Janus expenses shipping and handling costs at the time revenue is recognized. Janus classifies shipping and handling expenses in Cost of Sales in the Consolidated Statements of Operations.

Janus elected a practical expedient which allows an entity to recognize the promised amount of consideration without adjusting for the time value of money if the contract has a duration of one year or less, or if the reason the contract extended beyond one year is because the timing of delivery of the product is at the customer’s discretion. Janus’ contracts typically are less than one year in length and do not have significant financing components.

Janus has not experienced significant returns, price concessions or discounts to give rise to any portfolio having variable consideration. Based on this, Janus has concluded the returns, discounts and concessions are not substantive and do not materially impact the adoption and continued application of ASC 606.

Allowance for doubtful accounts

Based upon review of the outstanding receivables, historical collection information and existing economic conditions, Janus has established an allowance for doubtful accounts and other returns not yet processed. Janus has incorporated a general and specific reserve component which are reviewed and updated monthly. Janus does not typically charge interest on past due accounts.

Inventories

Inventory is costed based on management estimates associated with material costs and allocations of certain labor and overhead cost pools for which a portion is ultimately captured within inventory costs. Inventories are measured using the first-in, first-out (FIFO) method. Labor and overhead costs associated with inventory produced by Janus are capitalized. Inventories are stated at the lower of cost or net realizable value.

Janus maintains a reserve with general and specific components for inventory obsolescence. The general component of the reserve is updated monthly whereas the specific component is adjusted on a periodic basis to ensure that all slow moving and obsolete inventory items are appropriately accrued for. At the end of each quarter, management within each business entity, performs a detailed review of its inventory on an item by item basis and identifies which products are believed to be obsolete, excess or slow moving. Management assesses the need for and the amount of any obsolescence write-down based on customer demand for the item, the quantity of the item on hand and the length of time the item has been in inventory.

Property and Equipment

Property and equipment acquired in business combinations are recorded at fair value, when material, as of the acquisition date and are subsequently stated less accumulated depreciation. Property and equipment otherwise acquired are stated at cost less accumulated depreciation. Depreciation is charged to expense on the straight-line basis over the estimated useful life of each asset. Leasehold Improvements are amortized over the shorter of the lease term or their respective useful lives. Maintenance and repairs are charged to expense as incurred.

The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Manufacturing machinery and equipment	3-7 years
Office furniture and equipment	3-7 years
Vehicles	3-5 years
Leasehold improvements	Over the shorter of the lease term or respective useful life

Goodwill

Janus reviews goodwill for impairment on an annual basis or more frequently whenever events or changes in circumstances indicate that its more likely than not that the goodwill may be impaired. If such circumstances or conditions exist, management applies the two step process under ASC 350-20; first, the Company compares the fair value of the reporting unit with its carrying amount, and second, if the fair value of the reporting is less than its carrying amount, the Company compares the implied fair value of the reporting unit’s goodwill with its carrying amount and records an impairment charge to the extent the carrying amount of the goodwill exceeds its implied fair value. We evaluate goodwill at the reporting unit level (operating segment or one level below an operating segment).

Janus measures fair value of the reporting units to which goodwill is allocated using an income based approach, a generally accepted valuation methodology, using relevant data available through and as of the impairment testing date. Under the income approach, fair value is determined using a discounted cash flow method, projecting future cash flows of each reporting unit, as well as a terminal value, and discounting such cash flows at a rate of return that reflects the relative risk of the cash flows. The key estimates and factors used in this approach include, but are not limited to, revenue growth rates and profit margins based on internal forecasts, a weighted average cost of capital used to discount future cash flows, and a review with comparable market multiples for the industry segment as well as our historical operating trends, all of which are subject to uncertainty. Future adverse developments relating to such matters as the growth in the market for our reporting units, competition, general economic conditions, and the market appeal of products or anticipated profit margins could reduce the fair value of the reporting units and could result in an impairment of the reporting unit.

Intangible Assets

Fair values assigned to the definite life intangible assets, consisting of customer relationships, noncompete agreements, backlog and other intangibles (i.e., software) are amortized on the straight-line basis over estimated useful lives less than 15 years. Such assets are periodically evaluated as to the recoverability of their carrying values. In determining the impairment of intangible assets, management considers an analysis under ASC 360-10-35-21 and a quantitative analysis of each intangible group to assess recoverability. A quantitative analysis indicates non-recoverability if the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposal of said asset. If based on a qualitative, or quantitative, analysis, the intangible asset group is not recoverable, management then compares the carrying amount of the asset to fair value. If the intangible asset is both unrecoverable and the carrying amount of the asset exceeds fair value, an impairment loss is recognized at the amount of the difference.

Trade names and trademarks have been identified as indefinite-lived intangible assets and are not amortized, but instead are tested for impairment annually or when indicators of impairment exist.

The estimated useful lives for each major classification of intangible asset are as follows:

Trademark and Trade Name	Indefinite
Customer Relationships	10-15 years
Non-Competition Agreement	3-8 years
Software	10 years
Backlog	Less than 1 year

Significant judgment is also required in assigning the respective useful lives of intangible assets. Our assessment of intangible assets that have a determinable life is based on a number of factors including the competitive environment, market share, brand history, underlying product life cycles, churn rate, operating plans, cash flows (i.e., economic life based on the discounted and undiscounted cash flows), future usage of intangible assets, and the macroeconomic environment. The costs of determinable-lived intangible assets are amortized to expense over the estimated useful life.

Potential changes in the underlying judgments, assumptions, and estimates used in our valuations of acquired intangible assets could result in different estimates of the future fair values. A potential increase in discount rates, a reduction in projected cash flows or a combination of the two could lead to a reduction in estimated fair values, which may result in impairment charges that could materially affect our financial statements in any given year.

The approaches used for determining the fair value of the trade names, customer relationships, non-compete agreements, and other intangibles acquired depends on the circumstances and can include the following:

•	The income approach (within the income approach, various methods are available such as multi-period excess earnings, with and without, incremental and relief from royalty methods).

•

In each method, a tax amortization benefit is included, which represents the tax benefit resulting from the amortization of that intangible asset depending on the tax jurisdiction where the intangible asset is held.

•	The cost approach – this approach estimates the cost to recreate the intangible assets and is used when cash flows about the intangible asset are not easily available.

Long-Lived Asset Impairment

Janus evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows to which the asset relates is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No such charges were recognized during the periods presented.

Using a discounted cash flow method involves significant judgment and requires Janus to make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates. Judgments are based on historical experience, current market trends, consultations with external valuation specialists and other information. If facts and circumstances change, the use of different estimates and assumptions could result in a materially different outcome. Janus generally develops these forecasts based on recent sales data for existing products, acquisitions, and estimated future growth of the market in which Janus operates.

Income Taxes

Janus is a limited liability company taxed as a partnership. Janus is generally not directly subject to income taxes under the provisions of the Internal Revenue Code and most applicable state laws. Therefore, taxable income or loss is reported to the member for inclusion in its respective tax returns.

Each of Janus’s wholly owned subsidiaries in the United States of America is treated as disregarded entities for tax purposes, with the exception of Janus Cobb, BETCO, ASTA and NOKE, as further discussed below. The disregarded entities’ taxable income or loss is included in income tax returns. The foreign subsidiaries file income tax returns in the United Kingdom, France, Australia, and Singapore as necessary. For tax reporting purposes, the taxable income or loss with respect to the 45% ownership in the joint venture operating in Mexico will be reflected in the income tax returns filed under that country’s jurisdiction. Janus’s provision for income taxes consists of provisions for federal, state, and foreign income taxes.

Janus’ subsidiaries, BETCO, ASTA and NOKE, account for income taxes in accordance with Accounting Standards Codification (ASC) 740, Income Taxes. The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. Janus determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Management of Janus is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which includes federal and certain states. Based on Janus’ evaluation, Janus has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Tax penalties and interest, if any, would be accrued as incurred and would be classified as tax expense on the consolidated statements of operations.

Janus recognizes accrued interest associated with uncertain tax positions as part of interest expense and penalties associated with uncertain tax positions as part of other expenses.

Business combinations

Under the acquisition method of accounting, Janus recognizes tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. Janus records the excess of the fair value of the purchase consideration, plus fair value of noncontrolling interest, plus fair value of preexisting interest in the acquiree over the value of the net assets acquired as goodwill. The accounting for business combinations requires us to make significant estimates and assumptions, especially with respect to intangible assets and the fair value of contingent payment obligations. Janus uses a variety of information sources to determine the value of acquired assets and liabilities including: third-party appraisers for the values and lives of property, identifiable intangibles and inventories; and legal counsel or other advisors to assess the obligations associated with legal, environmental or other claims. Critical estimates in valuing customer relationships, noncompete agreements, trademarks and tradenames, and other intangible assets (i.e., backlog, software, and technology) acquired, include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could experience impairment charges which could be material.

We record contingent consideration resulting from a business combination at its fair value on the acquisition date. We generally determine the fair value of the contingent consideration using the Monte Carlo simulation, and Probability-Weighted Payment method. Each reporting period thereafter, we revalue these obligations and record increases or decreases in their fair value as an adjustment to operating expenses within the Consolidated Statements of Income. Changes in the fair value of the contingent consideration can result from changes in assumed discount periods and rates, and from changes pertaining to the achievement of the defined milestones. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period. Accordingly, future business and economic conditions, as well as changes in any of the assumptions described above, can materially impact the amount of contingent consideration expense we record in any given period.

Equity Incentive Plan and Unit Option Plan

2018 Equity Incentive Plan

After being acquired by CCG on February 12, 2018, Intermediate implemented a new equity incentive program (the “2018 Plan”) on March 15, 2018 designed to enhance the profitability and value of its investment for the benefit of its members by enabling Janus to offer eligible individuals equity-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interest between such individuals and the Parent’s members. Under the 2018 Plan, incentive units are issued in the form of Class B Common Unit awards that are subject to either service condition (the “Time Vesting Units”) or market and implied performance vesting conditions (the “Performance Vesting Units”). Implied performance condition, which is a liquidity event such as an IPO or change in control, exists as the achievement of the market condition is only likely upon the occurrence of such liquidity events. Janus measures and recognizes compensation expense for all incentive units granted based on the estimated fair values on the date of grant. The compensation expense is recognized on a straight-line basis over the requisite service period for Time Vesting Units while compensation expense for Performance Vesting Units are not recognized until the implied performance condition is achieved. If the market condition is not yet achieved at the time that performance condition is achieved, the proportionate amount of compensation expense recognized on a straight-line basis over the derived service period will be recognized and the remaining compensation cost will be recognized on a straight-line basis over the remaining derived service period regardless of whether the market condition is ultimately achieved. Forfeitures are recognized as they occur.

For Time Vesting Units granted in fiscal 2018, Janus used a market approach, specifically the subject company transaction method (the “Backsolve” method), weighted on the probability of Janus’s Performance Vesting Units achieving the vesting conditions to estimate the fair value of Janus’s equity. Monte Carlo simulations were used to determine the probability. The Backsolve method was used since it is based on the terms of the then-recent acquisition of Janus by CCG in February 2018, representing the most reliable indication of value. The Black-Scholes option pricing model (“BSOPM”) was used to allocate the equity value to different classes of equity, with inputs for unit value of Janus, term to exit, risk-free rate, expected volatility, and exercise price. For Performance Vesting Units granted in fiscal 2018, Janus used a combination of probability analysis and Monte Carlo Simulation to estimate the fair value with inputs for Janus’s equity value, risk-free rate, expected volatility, expected tax and non-tax distributions, probability of merger and acquisition, expected term of the awards, and expected timing of achieving the vesting conditions. Discount for lack of marketability was applied in the valuation of all grants.

For Time Vesting Units granted in fiscal 2019 and fiscal 2020, Janus used a combination of the income and market approach, guideline public company method and comparable transaction method equally to estimate the fair value of Janus’s equity. Key inputs and assumptions to the valuation include income tax rate estimate, revenue, capital expenditure, change in net working capital, operating expense, and depreciation forecasts. BSOPM was used to allocate the equity value to different classes of equity, with inputs for unit value of Janus, term to exit, risk-free rate, expected volatility, and exercise price. For Performance Vesting Units granted in fiscal 2019 and fiscal 2020, Janus used a combination of probability analysis and Monte Carlo Simulation to estimate the fair value with inputs for Janus’ equity value, risk-free rate, expected volatility, expected tax and non-tax distribution, probability of merger and acquisition, expected term of the award, and expected timing of achieving the vesting condition. Discount for lack of marketability was applied in the valuation of all grants.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our share-based compensation expense could be materially different. See Note 10, “Equity Incentive Plan and Unit Option Plan,” of the accompanying consolidated financial statements for more information.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. ASU 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years beginning after December 15, 2022 and for interim periods within those fiscal years. The Company is currently evaluating the impact of this standard to the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This update removes Step 2 of the goodwill impairment test under current guidance, which requires a hypothetical purchase price allocation. The new guidance requires an impairment charge to be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. Upon adoption, the guidance is to be applied prospectively. ASU 2017-04 is effective for Emerging Growth Companies in fiscal years beginning after December 15, 2021, with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of the adoption of ASU 2017-04 on the consolidated financial statements and does not expect a significant impact of the standard on the consolidated financial statement.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This standard provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The ASU is effective for all entities as of March 12, 2020, and will apply through December 31, 2022. Janus is currently evaluating the impact this adoption will have on Janus’ consolidated financial statements.

In June 2020, the FASB issued ASU 2020-05, deferring the effective date for ASC 842, Leases, for one year. For private companies, the leasing standard will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption would continue to be allowed. The FASB anticipates that it will provide a 15-day public comment period on these proposed deferrals once the proposed accounting standards updates are published. The Company is evaluating the impact the standard will have on the consolidated financial statements; however, the standard is expected to have a material impact on the consolidated financial statements due to the recognition of additional assets and liabilities for operating leases.

In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain convertible instruments, amends guidance on derivative scope exceptions for contracts in an entity’s own equity, and modifies the guidance on diluted earnings per share (EPS) calculations as a result of these changes. The standard will be effective for Janus beginning February 7, 2022 and can be applied on either a fully retrospective or modified retrospective basis. Early adoption is permitted for fiscal years beginning after December 15, 2020. Janus is currently evaluating the impact of this standard on Janus’ consolidated financial statements.